Exhibit 99.2

Evolution Petroleum Announces Management Changes

Houston, TX, May 15, 2018 - Evolution Petroleum Corporation (NYSE American: EPM) today announced that its President and Chief Executive Officer, Randy Keys, age 59, has elected to retire effective May 31, 2018. Robert Herlin, Chairman of the Board and past CEO, will move to the position of Executive Chairman and will serve as interim CEO. The board has begun a search for a new president. In the search, the Company will continue to prioritize its strategy of generating cash flow for shareholders through disciplined acquisition of producing properties and continued development of owned assets. Mr. Keys has agreed to be available as needed for consulting through the end of the year.
Robert Herlin, Executive Chairman, stated ''the Board of Directors thanks Randy for his service and efforts that culminated in the first potential major acquisition in our strategy to maintain and grow our business and ability to provide long term cash returns to shareholders. Randy presided over the transition of the company from high growth to stable production and a substantial increase in our dividend rate during a challenging period for our industry. We appreciate his contributions and wish him well in retirement.''
Evolution Acquisition Strategy
Evolution has taken several steps to position the company to carefully diversify and grow its asset base, including receiving proceeds from a litigation settlement, establishing a new credit agreement with MidFirst Bank and completing a large capital project to install an NGL plant in the Delhi field. The Company is seeking acquisitions that meet the following criteria:
(a) value is primarily attributable to proved developed producing reserves;
(b) reserves are long life with a favorable reserve to production (R/P) ratio*;
(c) properties are in locations with access to markets and stable regulatory environments;
(d) transactions provide a reasonable target rate of return on a risk-adjusted basis;
(e) transactions are appropriate for the size and capabilities of the Company; and

(f) transactions will be supportive of the Company's dividend.
As a result of this strategy, the Company announced in a separate press release today the signing of a Purchase and Sale Agreement (PSA) to acquire certain oil and gas assets from an affiliate of Enduro Resource Partners LLC (Enduro) for a purchase price of $27.5 million, subject to normal closing adjustments and the outcome of the seller's Chapter 11 process. This transaction, if consummated, will be a significant step in the Company's strategic plan to diversify its asset base through the acquisition of primarily long life, producing oil and gas properties.
About Evolution Petroleum
Evolution Petroleum Corporation is an independent oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership and management of producing oil and gas properties in the U.S. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," ''outlook'' and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
* Reserve to production ratio (R/P) is a non-GAAP relative measure of reserves calculated as the remaining proved reserves divided by the current rate of production. In calculating R/P, total proved reserves on an equivalent basis (with natural gas converted to oil at the rate of 6:1) are divided by expected equivalent production in the first 12-month period of the reserves report. The Company believes that this measure is a commonly used metric that is relevant to understanding and analyzing reserves and is useful to investors and analysts in comparing companies and transactions to others in the industry. This measure is relevant only on a comparative basis and is not an absolute measure of the expected life of reserves, nor is it intended to convey or predict information about any future event or expected results over any period of time.

Company Contact:
Robert Herlin, Executive Chairman
(713) 554-1863
bherlin@evolutionpetroleum.com